Exhibit 10.4

CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”), dated as of May 19, 2026, is entered into by and between InMed Pharmaceuticals, Inc., a corporation organized under the laws of British Columbia, Canada (the “Parent”), and [__], a [__], as the “Rights Agent” (as defined herein), and [__], a [__], solely in its capacity as the initial representative, agent and attorney in fact of the Holders (the “Representative”).

RECITALS

WHEREAS, the Parent, Indigo Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of the Parent (“First Merger Sub”), Indigo Merger Sub II, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Parent (“Second Merger Sub”), and Mentari Therapeutics, Inc., a Delaware corporation (“Mentari”), have entered into an Agreement and Plan of Merger and Reorganization, dated as of May 19, 2026 (the “Merger Agreement”), pursuant to which First Merger Sub will merge with and into Mentari (the “First Merger”), with Mentari surviving the First Merger as a wholly-owned Subsidiary of the Parent, and immediately following the First Merger and as part of the same overall transaction as the First Merger, Mentari will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Merger”), with Second Merger Sub being the surviving entity of the Second Merger;

WHEREAS, pursuant to the Merger Agreement, and in accordance with the terms and conditions thereof, the Parent has agreed to issue to the Holders (as defined herein) contingent value rights as hereinafter described;

WHEREAS, the parties to this Agreement have done all things reasonably necessary to make the contingent value rights, when issued pursuant to the Merger Agreement and hereunder, the valid obligations of the Parent and to make this Agreement a valid and binding agreement of the Parent, in accordance with its terms; and

WHEREAS, the initial Holders desire that the Representative act as their agent for the purposes of accomplishing the intent and implementing the provisions of this Agreement and facilitating the consummation of the transactions contemplated hereby and performing the other services described in this Agreement.

NOW, THEREFORE, in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the proportionate benefit of all Holders, as follows:

ARTICLE 1
DEFINITIONS

Section 1.1 Definitions. Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Merger Agreement. The following terms have the meanings ascribed to them as follows:

“Accounting Firm” means an independent certified public accounting firm of nationally recognized standing in Canada or the United States designated on or prior to the First Effective Time either (a) jointly by the Acting Holders and the Parent, or (b) if such parties fail to make a designation, jointly by an independent public accounting firm selected by the Parent and an independent public accounting firm selected by the Acting Holders.

“Acting Holders” means, at the time of determination, the Holders, alone or in the aggregate, of not less than 20% of the then outstanding CVRs, as reflected on the CVR Register.

“Advisory Group” has the meaning set forth in Section 4.5.

“Approved Bank” has the meaning set forth in Section 3.4.

“Audit Right End Date” has the meaning set forth in Section 4.4.

“Assignee” has the meaning set forth in Section 6.5.

“Code” means the Internal Revenue Code of 1986, as amended.

“CVR” means a contingent contractual right of Holders to receive CVR Proceeds pursuant to the Merger Agreement and this Agreement.

“CVR Expense Cap” has the meaning set forth in Section 4.2.

“CVR Payment Amount” means, for a given Holder, an amount equal to the product of (a) the CVR Proceeds and (b) (i) the total number of CVRs entitled to receive such CVR Proceeds held by such Holder divided by (ii) the total number of CVRs entitled to receive such CVR Proceeds held by all Holders, in each case of clauses (i) and (ii), as reflected on the CVR Register as of the close of business on the date prior to the date of payment (rounded down to the nearest whole cent).

“CVR Payment Date” means a date that is no later than thirty (30) days following the receipt of the corresponding portion of Gross Proceeds by the Parent or any of its Affiliates, pursuant to which CVR Proceeds are payable to Holders.

“CVR Payment Notice” has the meaning set forth in Section 2.4(b).

“CVR Proceeds” means, without duplication: (a) if a Parent Legacy Transaction Agreement is entered into at any time on or prior to the completion of the first (1st) year of the Parent Legacy Transaction Period (including on or before the date of this Agreement), 100% of the Net Proceeds of any Parent Legacy Transaction; and (c) if a Parent Legacy Transaction Agreement is entered into during the second (2nd) year of the Parent Legacy Transaction Period, 90% of the Net Proceeds of any Parent Legacy Transaction.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVR Term” means the period beginning as of the First Effective Time and ending upon the second (2nd) anniversary of this Agreement; provided that the CVR Term shall be automatically extended until the fifteenth (15th) anniversary of this Agreement if a Parent Legacy Transaction Agreement is entered into during the Parent Legacy Transaction Period.

“Dissolution Event” means: (a) a voluntary termination of operations; (b) a general assignment for the benefit of the creditors; or (c) any other liquidation, dissolution or winding up, whether voluntary or involuntary.

“Funds” has the meaning set forth in Section 6.13.

“Gross Proceeds” means, without duplication, the sum of all cash consideration actually received by the Parent during the CVR Term in consideration for a Parent Legacy Transaction pursuant to a Parent Legacy Transaction Agreement (including any cash actually received upon the sale by the Parent or its Affiliates of any equity securities received as consideration in a Parent Legacy Transaction).

“Holder” means, at the relevant time, a Person entitled to receive payment pursuant to a CVR in accordance with this Agreement, and in whose name CVRs are registered in the CVR Register.

“Loss” has the meaning set forth in Section 3.2(g).

“Net Proceeds” means, during the CVR Term, the Gross Proceeds minus Permitted Deductions, as calculated in a manner consistent with GAAP. For clarity, (i) if Permitted Deductions exceed the Gross Proceeds as it relates to any payment event, as applicable, any excess Permitted Deductions shall be applied against Gross Proceeds in a subsequent payment event, as applicable; and (ii) if any of the Gross Proceeds or Permitted Deductions are not in U.S. dollars, currency conversion to U.S. dollars shall be made by using the exchange rate prevailing at the JPMorgan Chase Bank or its successor entity on the due date of receipt of such Gross Proceeds or due date of payment of relevant Permitted Deductions, as applicable.

“Notice” has the meaning set forth in Section 6.1.

“Officer’s Certificate” means a certificate signed by the chief executive officer and the chief financial officer of the Parent, in their respective official capacities.

“Parent Legacy Business” means the business of the Parent as conducted at any time prior to the date of the Merger Agreement, including the Parent’s and the Parent’s Subsidiaries’ right, title and interest in and to the tangible and intangible assets of the Parent or any of its Subsidiaries used in connection therewith.

“Parent Legacy Transaction Agreement” means a definitive agreement, contract or other definitive arrangement entered into by the Parent or any of its Affiliates providing for a transaction or series of transactions regarding a Parent Legacy Transaction.

“Parent Legacy Transaction Period” means the period commencing on the date of the Merger Agreement and ending on the second (2nd) anniversary of the First Effective Time.

“Parent Shares” means common shares in the authorized capital of Parent and shares of Parent Preferred Stock.

“Party” means the Parent or the Rights Agent.

“Permitted Deductions” means the sum of:

(a) any applicable non-refundable Tax (including any applicable non-refundable value added or sales taxes or withholding Taxes) imposed on or with respect to Gross Proceeds and payable by (or withheld from) the Parent or any of its Affiliates (regardless of whether the due date for such Taxes arises during or after the Parent Legacy Transaction Period) and, without duplication, any income or other similar Taxes payable by the Parent or any of its Affiliates that would not have been incurred by the Parent or any of its Affiliates but for the Gross Proceeds; provided that, for purposes of calculating income Taxes incurred by the Parent or its Affiliates in respect of the Gross Proceeds, any such income Taxes shall be computed based on the gain recognized by the Parent or its Affiliates from the Parent Legacy Transaction after reduction for any non-capital loss carryforwards, capital loss carryforwards, or other Tax attributes of the Parent or its Affiliates in existence as of the First Effective Time that are available to offset such gain after taking into account any limits of the usability of such attributes, including under Section 382 of the Code and Section 111 of the Tax Act (and the equivalent provisions of any applicable provincial income Tax law) as determined by the Parent’s Tax advisers (and, for the sake of clarity, such income Taxes shall be calculated without taking into account any net operating losses, non-capital losses or other tax attributes generated by the Parent or its Affiliates after the First Effective Time);

(b) any reasonable and documented expenses incurred by the Parent or any of its Affiliates in respect of its performance of this Agreement following the First Effective Time or in respect of its performance of any Contract in connection with the Parent Legacy Business (in each case, to the extent such expenses are not included in the determination of the Parent Net Cash in accordance with the Merger Agreement), including any costs related to the prosecution, maintenance or enforcement by the Parent or any of its Subsidiaries of intellectual property rights (but excluding any costs related to a breach of this Agreement, including costs incurred in litigation in respect of the same);

(c) any reasonable and documented expenses incurred or accrued by the Parent or any of its Affiliates in connection with (i) the negotiation, entry into and closing of any Parent Legacy Transaction or (ii) the maintenance and enforcement costs related to the CVRs (including fees and expenses related to the Rights Agent), including any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee, service fee or other fee, commission or expense owed to any broker, finder, investment bank, auditor, accountant, counsel, advisor or other third party in relation thereto, and the CVR Expenses Cap to the extent not included in the determination of the Parent Net Cash in accordance with the Merger Agreement;

(d) any Losses incurred or reasonably executed to be incurred by the Parent or any of its Affiliates arising out of any third-party claims, demands, actions, or other proceedings relating to or in connection with any Parent Legacy Transaction, including indemnification obligations of the Parent or any of its Affiliates set forth in any Parent Legacy Transaction Agreement;

(e) any royalties or other amounts payable by the Parent or any of its Affiliates to any third party in connection with any Legacy Assets; and

(f) any Liabilities borne by the Parent or any of its Affiliates pursuant to Contracts related to the Parent Legacy Business, including costs arising from the termination thereof (in each case, only to the extent not included in the calculation of Parent Net Cash);

(g) any Liabilities existing or incurred during the CVR Term that would have been required to be included in the calculation of the Parent Net Cash in accordance with the Merger Agreement, to the extent not previously taken account in the calculation of the Parent Net Cash in accordance with the Merger Agreement.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, sale of all or substantially all of the assets, liquidation or termination of a corporation, limited liability company, partnership or other Person which is the holder thereof; (d) from a trust governed by a registered retirement savings plan, a registered retirement income fund, a deferred profit sharing plan, a registered education savings plan, a registered disability savings plan, a tax-free savings account or a first home savings account (each as defined in the Tax Act) or any equivalent trust, fund or plan under any other applicable legislation worldwide to the annuitant or subscriber of the plan or holder of the account, as the case may be; and (e) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC; or (e) as provided in Section 2.6.

“Record Time” has the meaning set forth in Section 2.3(e).

“Representative Engagement Agreement” has the meaning set forth in Section 4.5.

“Representative Expense Fund” has the meaning set forth in Section 4.5.

“Representative Expenses” has the meaning set forth in Section 4.5.

“Representative Group” has the meaning set forth in Section 4.5.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become the Rights Agent pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder.

ARTICLE 2
CONTINGENT VALUE RIGHTS

Section 2.1 Holders of CVRs; Appointment of Rights Agent.

(a) The CVRs represent direct contractual obligations of the Parent and shall entitle each of Holders to receive CVR Proceeds in accordance with this Agreement or upon the occurrence of, or the filing of, a request to a competent authority in connection with a Dissolution Event of the Parent.. The initial Holders will be the holders of Parent Shares as of immediately prior to the First Effective Time. One CVR will be issued with respect to each Parent Share that is outstanding as of immediately prior to the First Effective Time.

(b) The Parent and the Representative hereby appoint the Rights Agent to act as Rights Agent for the Parent in accordance with the express terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

Section 2.2 Non-transferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. The CVRs will not be listed on any quotation system or traded on any securities exchange. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will be issued in book-entry form only and will not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall create and maintain a register (the “CVR Register”) for the purpose of registering CVRs and Permitted Transfers. The CVR Register will be created, and CVRs will be distributed, pursuant to written instructions to the Rights Agent from the Parent. The CVR Register will initially show one position for Cede & Co. representing Parent Shares held by DTC on behalf of the street holders of the Parent Shares held by such holders as of immediately prior to the First Effective Time. The Rights Agent will have no responsibility whatsoever directly or indirectly to the street name holders with respect to transfers of CVRs. With respect to any payments or issuances to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former street name holders of Parent Shares by sending one lump-sum payment or issuance to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments or Parent Shares by DTC to such street name holders.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Rights Agent pursuant to its guidelines or procedures, including a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program, duly executed and properly completed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. The Parent and Rights Agent may require evidence of payment of a sum sufficient to cover any stamp, documentary, registration, or other Tax or governmental charge that is imposed in connection with any such registration of transfer (or evidence that such Taxes and charges are not applicable). The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable taxes or charges unless and until the Rights Agent is satisfied that all such taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register will be the valid obligations of the Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice and proper validation of the identity of such Holder, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form, promptly record the change of address in the CVR Register. The Parent, the Acting Holders or the Representative may make a written request to the Rights Agent for a list containing the names, addresses and number of CVRs of the Holders that are registered in the CVR Register. Upon receipt of such written request from the Acting Holders or the Representative, as applicable, the Rights Agent shall promptly deliver a copy of such list to the Acting Holders or the Representative, as applicable.

(e) The Parent will provide written instructions to the Rights Agent for the distribution of CVRs to holders of Parent Shares as of immediately prior to the First Effective Time (the “Record Time”). Subject to the terms and conditions of this Agreement and the Parent’s prompt confirmation of the First Effective Time, the Rights Agent shall effect the distribution of the CVRs, less any applicable tax withholding, to each holder of Parent Shares as of the Record Time by the mailing of a statement of holding reflecting such CVRs.

Section 2.4 Payment Procedures.

(a) If a Parent Legacy Transaction Agreement is entered prior to the end of the Parent Legacy Transaction Period, then the Parent and the Representative shall promptly and jointly deliver to the Rights Agent written notice indicating that a Parent Legacy Transaction Agreement has been entered into and a copy of the Parent Legacy Transaction Agreement and any ancillary agreements thereto.

(b) On or prior to each CVR Payment Date and subject to Section 4.6, the Parent and the Representative shall jointly deliver to the Rights Agent (i) written notice indicating that (A) the Holders are entitled to receive one or more payments with respect to CVR Proceeds; (B) the source and trigger event for such payment of CVR Proceeds; and (C) if applicable, a detailed calculation of Gross Proceeds (including any calculations and/or supporting documentation applicable to any allocation determination for consideration related or not related to the Parent Legacy Business), Net Proceeds and any Permitted Deductions used to calculate such CVR Proceeds with reasonable supporting detail for such Permitted Deductions and any additional source materials as reasonably requested by the Representative in respect of any of the foregoing (such notice, a “CVR Payment Notice”), (ii) a letter of instruction setting forth, for each CVR, the CVR Payment Amount with respect thereto (including each component included in the calculation thereof) and (iii) any other letter of instruction reasonably required by the Rights Agent. On or prior to any CVR Payment Date and subject to Section 4.6, the Parent shall deliver to the Rights Agent the CVR Payment Amounts required by Section 4.6. All amounts delivered by the Parent hereunder shall be delivered in U.S. dollars. For the avoidance of doubt, the Parent shall have no further liability in respect of the relevant CVR Payment Amount upon delivery of such CVR Payment Amount in accordance with this Section 2.4(b) and the satisfaction of each of the Parent’s obligations set forth in this Section 2.4(b) and Section 2.7. With respect to cash deposited by the Parent with the bank or financial institution designated by the Rights Agent (which shall be Wells Fargo, U.S. Bank or another bank or financial institution of substantially equivalent national reputation and financial standing), the Rights Agent agrees to cause such bank or financial institution to establish and maintain a separate demand deposit account therefor in the name of the Rights Agent for the benefit of the Parent. The Rights Agent will only draw upon cash in such account(s) as required from time to time in order to make payments as required under this Agreement and any applicable Tax withholding payments pursuant to Section 2.7(b) herein. The Rights Agent shall have no responsibility or liability for any diminution of funds that may result from any deposit made by the Rights Agent in accordance with this Section 2.4(b), including any losses resulting from a default by any bank, financial institution or other third party, in the absence of fraud, bad faith or willful misconduct by or on behalf of the Rights Agent. The Rights Agent may from time to time receive interest in connection with such deposits. The Rights Agent shall not be obligated to pay such interest to the Parent, the Representative, any Holder or any other party. The Rights Agent is acting as an agent hereunder and is not a debtor of the Parent in respect of cash deposited hereunder. For the avoidance of doubt, the Parent and Representative acknowledge that (i) the Rights Agent is not a bank or a trust company, (ii) the Rights Agent is not acting in any sort of capacity as an “escrow” or similar agent hereunder, and (iii) nothing in this Agreement shall be construed as requiring the Rights Agent to perform any services that would require registration with any governmental authority as a bank or a trust company.

(c) The Rights Agent will promptly, and in any event within ten (10) Business Days after receipt of the CVR Payment Notice as well as any letter of instruction reasonably required by the Rights Agent, send each Holder at its registered address a copy of the CVR Payment Notice (at the Parent’s sole cost and expense) and, following the applicable CVR Payment Date, promptly (and in any event within thirty (30) days following such CVR Payment Notice) pay the CVR Payment Amount to each of the Holders by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the CVR Payment Date; provided, that with respect to any such Holder that is due an amount in excess of $100,000 in the aggregate who has provided the Rights Agent wiring instructions in writing as of the close of business on the date of the CVR Payment Notice, by wire transfer of immediately available funds to the account specified on such instruction.

(d) Any portion of the CVR Payment Amount that remains undistributed to a Holder three (3) years after the applicable CVR Payment Date will be delivered by the Rights Agent to the Parent, upon demand, and any Holder will thereafter look only to the Parent for payment of the CVR Payment Amount, without interest, but such Holder will have no greater rights against the Parent than those accorded to general unsecured creditors of the Parent under applicable Law.

(e) None of the Parent, any of its Affiliates, or the Rights Agent will be liable to any Person in respect of the CVR Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If, despite the Parent’s, any of its Affiliates’ or the Rights Agent’s commercially reasonable efforts to deliver the CVR Payment Amount to the applicable Holder, the CVR Payment Amount has not been paid prior to six (6) years after the applicable CVR Payment Date (or immediately prior to such earlier date on which the CVR Payment Amount would otherwise escheat to any Governmental Body), the CVR Payment Amount will become the property of the Parent, to the extent permitted by applicable Law, free and clear of all claims or interest of any Person previously entitled thereto. If the CVR Payment Amount does not become the property of the Parent as per applicable Law upon transfer by the Rights Agent, such Holder will thereafter look only to the Parent for payment of the CVR Payment Amount, without interest, and the Parent will be responsible for escheatment to the applicable Governmental Body. The Rights Agent will not be responsible for escheatment of abandoned property except in the case that the Parent is unable to provide the Rights Agent with the applicable wire instructions to transfer such property to the Parent before the CVR Proceeds would escheat to the applicable Governmental Body. In addition to and not in limitation of any other indemnity obligation herein, the Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to the Parent.

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a) If and when issued, the CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of CVRs to any Holder.

(b) If and when issued, the CVRs will not represent any equity or ownership interest in the Parent or in any constituent company to the Merger. It is hereby acknowledged and agreed that a CVR shall not constitute a security of the Parent.

(c) Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of the CVRs, any rights or obligations of any kind or nature whatsoever as a shareholder of the Parent or any of its Subsidiaries either at law or in equity. The rights of any Holder and the obligations of the Parent and its Affiliates and their respective officers, directors and controlling Persons are contract rights limited to those expressly set forth in this Agreement.

(d) It is hereby acknowledged and agreed that the CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of the Parent’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs. Each Holder acknowledges that it is highly possible that no Parent Legacy Transaction will occur prior to the expiration of the Parent Legacy Transaction Period and that there will not be any Gross Proceeds that may be the subject of a CVR Payment Amount. It is further acknowledged and agreed that neither the Parent nor its Affiliates owe, by virtue of their obligations under this Agreement, a fiduciary duty or any implied duties to the Holders and the parties hereto intend solely the express provisions of this Agreement to govern their contractual relationship with respect to the CVRs. It is acknowledged and agreed that this Section 2.5(d) is an essential and material term of this Agreement and that in no event shall the Parent, its board of directors or its officers and Affiliates be deemed to have any fiduciary or similar duties to any Holder by virtue of this Agreement.

Section 2.6 Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights represented by CVRs by transferring such CVR to the Parent or a Person nominated in writing by the Parent (with written notice thereof from the Parent to the Representative and the Rights Agent) without consideration in compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by the Parent of such transfer and cancellation. Nothing in this Agreement is intended to prohibit the Parent or its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration in its sole discretion.

Section 2.7 Tax Matters.

(a) The Parent and the Representative intend that, (i) for all U.S. federal and applicable state and local income Tax purposes, the issuance of the CVRs pursuant to Section 2.1 of this Agreement is intended to be treated as a distribution of property (and not debt or equity of the Parent) by the Parent to its shareholders governed by Section 301 of the Code and Canadian tax treatment and (ii) for all applicable Canadian, U.S. federal and applicable provincial, state and local income Tax purposes, any CVR Payment Amount (if any) is intended to be treated as a contractual payment pursuant to the rights afforded by this Agreement to the Holder and not as a distribution by the Parent in respect of common shares in the Parent. The Parent and its Affiliates (including the Parent after the Merger) shall (and the Parent shall instruct the Rights Agent to) report to the extent required by applicable Law for all Tax purposes in a manner consistent with the foregoing, and none of the parties will take any position to the contrary on any Canadian, U.S. federal, state and local Tax Returns or for other Canadian, U.S. federal and applicable state and local income Tax purposes, unless otherwise required by changes in applicable Law or a “determination” within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law).

(b) In addition to any Permitted Deductions, the Parent and its Affiliates (including the Parent after the Merger) and the Rights Agent shall be entitled to, and the Parent will instruct the Rights Agent or its applicable Affiliate to, deduct and withhold, or cause to be deducted or withheld, from each CVR Payment Amount or any other amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld therefrom under applicable Tax Law. Prior to making (or causing to be made) any Tax deduction or withholding pursuant to this Section 2.7(b), the Rights Agent will (and the Parent shall instruct the Rights Agent to) provide the opportunity for the Holders to provide properly completed and duly executed Internal Revenue Service Forms W-9 or applicable Forms W-8, as applicable, or any other reasonably appropriate forms or information from Holders in order to eliminate or reduce withholding. The Rights Agent shall and the Parent shall (or shall cause its applicable Affiliate to), as applicable, promptly and timely remit, or cause to be promptly and timely remitted, any amounts withheld in respect of Taxes to the appropriate Governmental Body. To the extent any amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. Promptly following such withholding, the Parent will (or will instruct its applicable Affiliate or the Rights Agent to) deliver to the Person to whom such amounts would otherwise have been paid reasonably acceptable evidence of such withholding. Any amounts not withheld by the Parent or the Paying Agent on the issuance of CVRs to the Holders or any payments to the Holders under this Agreement (including CVR Payment Amounts) and subsequently determined to have been required to be withheld by the Parent by any relevant governmental entity shall be paid by the Holders through a deduction from future CVR Payment Amounts payable to the applicable Holder(s). In connection with the distribution of CVRs to the Holders, the Parent, the Paying Agent and the Representative shall be entitled to make reasonable estimations of the Parent’s “earnings and profits” (as such term is defined for U.S. federal income Tax purposes (including the adjustments described in Section 312 of the Code), and shall be entitled to adopt the withholding Tax procedures described in Treasury Regulations Section 1.1441-3(c)(2)(ii) in connection with the foregoing).

ARTICLE 3
THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities.

(a) The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, bad faith, fraud or gross negligence of the Rights Agent (in each case as determined by a final non-appealable judgment of court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, any liability of the Rights Agent under this Agreement will be limited to the amount of annual fees paid by the Parent to the Rights Agent in connection with this Agreement (but not including reimbursable expenses and other charges) during the eighteen (18) months immediately preceding the event for which recovery from the Rights Agent is being sought. Anything to the contrary notwithstanding, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.

(b) The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Parent or Mentari. The Rights Agent may (but shall not be required to) enforce all rights of action under this Agreement and any related claim, action, suit, audit, investigation or proceeding instituted by the Rights Agent may be brought in its name as the Rights Agent and any recovery in connection therewith will be for the proportionate benefit of all the Holders, as their respective rights or interests may appear on the CVR Register.

Section 3.2 Certain Rights of Rights Agent.

(a) The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent.

(b) The Rights Agent may rely and will be protected by the Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by it to be genuine and to have been signed or presented by or on behalf of the Parent or, with respect to Section 2.3(d), the Representative.

(c) Whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence, fraud or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) on its part, not incur any liability and shall be held harmless by the Parent for or in respect of any action taken or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate.

(d) The Rights Agent may engage and consult with counsel of its selection, and the advice or opinion of such counsel will, in the absence of bad faith, gross negligence, fraud or willful misconduct (in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction) on the part of the Rights Agent, be full and complete authorization and protection in respect of any action taken or not taken by the Rights Agent in reliance thereon.

(e) Any permissive rights of the Rights Agent hereunder will not be construed as a duty.

(f) The Rights Agent will not be required to give any note or surety in respect of the execution of its powers or otherwise under this Agreement.

(g) The Parent agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any loss, liability, damage, judgment, fine, penalty, cost or expense (each, a “Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with the Rights Agent’s performance of its obligations under this Agreement, including the reasonable and documented costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except to the extent such Loss has been determined by a final non-appealable decision of a court of competent jurisdiction to have resulted from the Rights Agent’s gross negligence, bad faith, fraud or willful misconduct; provided that this Section 3.2(g) shall not apply with respect to income, receipt, franchise or similar Taxes levied against the Rights Agent by a Governmental Authority.

(h) The Parent agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder as set forth in Exhibit A and agreed upon in writing by the Rights Agent and the Parent on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent for all reasonable and documented out-of-pocket expenses and other disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder, including all stamp and transfer Taxes (and excluding for the avoidance of doubt, any income, receipt, franchise or similar Taxes levied against the Rights Agent by a Governmental Authority) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement, except that the Parent will have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent for the fees of counsel in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the Holders, except in the case of any suit enforcing the provisions of Section 2.4(a), Section 2.4(b) or Section 3.2(g), if the Parent is found by a court of competent jurisdiction to be liable to the Rights Agent or the Holders, as applicable in such suit.

(i) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(j) The Rights Agent shall have no responsibility to the Parent, any holders of CVRs, any holders of Parent Shares or any other Person for interest or earnings on any moneys held by the Rights Agent pursuant to this Agreement.

(k) The Rights Agent shall not be subject to, nor be required to comply with, or determine if any Person has complied with, the Merger Agreement or any other agreement between or among any the Parent, Mentari or Holders, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement.

(l) Subject to applicable Law, (i) the Rights Agent and any shareholder, affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any securities of the Parent or Mentari or become peculiarly interested in any transaction in which such parties may be interested, or contract with or lend money to such parties or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement, and (ii) nothing herein will preclude the Rights Agent from acting in any other capacity for the Parent or for any other Person.

(m) In the event the Rights Agent reasonably believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Rights Agent hereunder, the Rights Agent shall, as soon as practicable, provide notice to the Parent and the Representative, and the Rights Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to the Parent or any Holder or any other Person for refraining from taking such action, unless the Rights Agent receives written instructions from the Parent, the Representative or such Holder or other Person which eliminate such ambiguity or uncertainty to the reasonable satisfaction of the Rights Agent;

(n) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to the Parent or Mentari resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith, fraud or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof.

(o) The Rights Agent shall not be liable for or by reason of any statements of fact or recitals contained in this Agreement (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by the Parent only.

(p) The Rights Agent shall act hereunder solely as agent for the Parent and shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the CVRs. The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holders with respect to any action or default by the Parent, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Parent.

(q) The Rights Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed.

(r) The Rights Agent shall not be liable or responsible for any failure of the Parent to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable regulation or law.

(s) The obligations of the Parent and the rights of the Rights Agent under this Section 3.2, Section 3.1 and Section 2.4 shall survive the expiration of the CVRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.

Section 3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by written notice to the Parent and the Representative. Any such resignation notice shall specify the date on which such resignation will take effect (which shall be at least thirty (30) days following the date that such resignation notice is delivered), and such resignation will be effective on the earlier of (x) the date so specified and (y) the appointment of a successor Rights Agent.

(b) The Parent and the Representative will have the right to jointly remove the Rights Agent at any time by written notice to the Rights Agent, specifying the date on which such removal will take effect. Such notice will be given at least thirty (30) days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

(c) If the Rights Agent resigns, is removed or becomes incapable of acting, the Parent and the Representative will promptly jointly appoint a qualified successor Rights Agent. Notwithstanding the foregoing, if the Parent and the Representative fail to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the Rights Agent for all purposes hereunder.

(d) The Parent will give notice to the Holders of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent in accordance with Section 6.2. Each notice will include the name and address of the successor Rights Agent. If the Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of the Parent.

(e) Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Representative, the Parent and the Representative will not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

(f) The Rights Agent will reasonably cooperate with the Parent and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent, but such predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing.

Section 3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder will, at or prior to such appointment, execute, acknowledge and deliver to the Parent, the Representative and to the resigning or removed Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the Rights Agent; provided that upon the request of the Parent, the Representative or the successor Rights Agent, such resigning or removed Rights Agent will execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.

Section 3.4 Documents, Monies, Etc. Held by CVR Agent. Any monies, securities, documents of title or other instruments that may at any time be held by the CVR Agent shall be placed in the deposit vaults of the CVR Agent or of any bank with a consolidated combined capital and surplus of at least $5,000,000,000 (“Approved Bank”), or deposited for safekeeping with any such bank. Any monies held pending the application or withdrawal thereof under any provisions of this Agreement, shall be held in a segregated non-interest-bearing bank account of the CVR Agent. All amounts held by the CVR Agent pursuant to this Agreement shall be held by the CVR Agent for the Parent and the delivery of the funds to the CVR Agent shall not give rise to a debtor-creditor or other similar relationship. The amounts held by the CVR Agent pursuant to this Agreement are at the sole risk of the Parent and, without limiting the generality of the foregoing, the CVR Agent shall have no responsibility or liability for any diminution of the funds which may result from any deposit made. with an Approved Bank pursuant to this Section 3.4, including any losses resulting from a default by the Approved Bank or other credit losses (whether or not resulting from such a default). The parties hereto acknowledge and agree that the CVR Agent will have acted prudently in depositing the funds at any Approved Bank, and that the CVR Agent is not required to make any further inquiries in respect of any such bank. The CVR Agent may hold cash balances constituting part or all of such monies and need not, invest same; the CVR Agent shall not be liable to account for any profit to any parties to this Agreement or to any other Person or entity.

ARTICLE 4
COVENANTS

Section 4.1 List of Holders. The Parent will furnish or cause to be furnished to the Rights Agent, in such form as the Parent receives from the Parent’s transfer agent (or other agent performing similar services for the Parent), the names and addresses of the Holders within fifteen (15) Business Days following the date of the First Effective Time.

Section 4.2 No Obligations of Public Parent. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, (a) the Parent and its Affiliates shall have the power and right to control all aspects of their businesses and operations (and all of their assets and products), and subject to its compliance with the terms of this Agreement, the Parent and its Affiliates may exercise or refrain from exercising such power and right as it may deem appropriate and in the best overall interests of the Parent and its Affiliates and its and their stockholders, rather than the interest of the Holders, (b) none of the Parent or any of its Affiliates (or any directors, officer, employee, or other representative of the foregoing) owes any fiduciary duty or similar duty to any Holder in respect of the Parent Legacy Business, and (c) following the Parent Legacy Transaction Period, the Parent shall be permitted to take any action in respect of the Parent Legacy Business in order to satisfy any wind-down and termination Liabilities of the Parent Legacy Business. For the avoidance of doubt, after the Parent Legacy Transaction Period, the Parent shall not be required to use any efforts to pursue one or more Parent Legacy Transactions with respect to the Parent Legacy Business. Without limiting the foregoing, during the Parent Legacy Transaction Period, the Parent shall expend up to $100,000 (the “CVR Expense Cap”) for costs and expenses associated with the retention of an employee or consultant of the Parent for the purpose of business development efforts related to the Parent Legacy Business and related activities, including seeking and negotiating and, with the prior written consent of the Parent (not to be unreasonably withheld, conditioned or delayed), executing Parent Legacy Transaction Agreements, which amount shall be included as a deduction in the determination of the Parent Net Cash in accordance with the Merger Agreement. Notwithstanding anything to the contrary in this Agreement, at the end of the Parent Legacy Transaction Period, the amount, if any, by which the CVR Expense Cap exceeds the aggregate amount of costs and expenses associated with the retention of an employee or consultant of the Parent for the purpose of business development efforts related to the Parent Legacy Business and related activities, including seeking and negotiating and, with the prior written consent of the Parent (not to be unreasonably withheld, conditioned or delayed), executing Parent Legacy Transaction Agreements, shall constitute Net Proceeds and shall be payable as CVR Proceeds to the Holders in accordance with the terms of this Agreement. Notwithstanding anything to the contrary in this Agreement, the Parent shall, and shall cause its Affiliates to: act in good faith to complete a Parent Legacy Transaction (including to use commercially reasonable efforts during the Parent Legacy Transaction Period to maintain the intellectual property (including patents) of the Parent Legacy Business in existence on or prior to the First Effective Time) and not take any action or fail to take any action, in either case, with the primary purpose (and not merely the effect) of avoiding, or intending to prevent or materially delay, (x) during the Parent Legacy Transaction Period, the entry into any Parent Legacy Transaction Agreement, or (y) during the CVR Term, the receipt of Gross Proceeds or the payment of any CVR Proceeds.

Section 4.3 Books and Records. Until the end of the CVR Term, the Parent shall, and shall cause its Affiliates to, keep true, complete and accurate records in sufficient detail to enable the Holders and the Rights Agent to confirm the applicable CVR Payment Amount payable hereunder in accordance with the terms specified in this Agreement.

Section 4.4 Audits. Until the expiration of this Agreement and for a period of the later of one (1) year thereafter or as required by applicable Law (the “Audit Right End Date”), the Parent shall keep complete and accurate records in sufficient detail to support the accuracy of the payments due hereunder. The Representative shall have the right to cause the Accounting Firm to audit such records for the sole purpose of confirming payments for a period covering not more than the date commencing with the first CVR Payment Date and ending on the last day of the CVR Term. The Parent may require the Accounting Firm to execute a reasonable confidentiality agreement with the Parent prior to commencing the audit. The Accounting Firm shall disclose to Rights Agent or the Representative, as applicable, only whether the reports are correct or not and the specific details concerning any discrepancies. No other information shall be shared. Such audits may be conducted during normal business hours upon reasonable prior written notice to the Parent, but no more than frequently than once per year. No accounting period of the Parent shall be subject to audit more than one time by the Representative, as applicable, unless after an accounting period has been audited by the Representative, as applicable, the Parent restates its financial results for such accounting period, in which event the Representative, as applicable, may conduct a second audit of such accounting period in accordance with this Section 4.4. Adjustments (including remittances of underpayments or overpayments disclosed by such audit) shall be made by the Parent to reflect the results of such audit, which adjustments shall be paid promptly following receipt of an invoice therefor. Whenever such an adjustment is made, the Parent shall promptly prepare a certificate setting forth such adjustment, and a brief, reasonably detailed statement of the facts, computation and methodology accounting for such adjustment to the extent not already reflected in the audit report and promptly file with the Rights Agent a copy of such report and promptly deliver to the Rights Agent a revised CVR Payment Notice for the applicable CVR Proceeds. The Rights Agent shall be fully protected in relying on any such report and on any adjustment or statement therein contained and shall have no duty or liability with respect to, and shall not be deemed to have knowledge of any such adjustment or any such event unless and until it shall have received such report. Absent manifest error, the decision of the Accounting Firm shall be final, conclusive and binding on Parent and the Holders, shall be non-appealable and shall not be subject to further review. The Representative shall bear the full cost and expense of such audit unless such audit discloses an underpayment by Parent of ten percent (10%) or more of the CVR Payment Amount due under this Agreement, in which case the Parent shall bear the full cost and expense of such audit. The Rights Agent shall be entitled to rely on any audit report delivered by the independent Accounting Firm pursuant to this Section 4.4.

Section 4.5 Representative. Certain Holders may enter into an engagement agreement (the “Representative Engagement Agreement”) with the Representative and provide direction to the Representative in connection with its services under this Agreement and the Representative Engagement Agreement (such Holders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Representative Group”), shall be liable to any Holder for any action or failure to act in connection with the acceptance or administration of the Representative’s responsibilities hereunder or under the Representative Engagement Agreement, unless and only to the extent such action or failure to act constitutes gross negligence, fraud, willful breach or willful or intentional misconduct. The Holders shall indemnify, defend and hold harmless the Representative Group from and against any and all losses, claims, damages, liabilities, fees, costs, expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines, amounts paid in settlement (collectively, the “Representative Expenses”) incurred without gross negligence, fraud, willful breach or willful or intentional misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of its duties hereunder or its duties (or any duties of any member of the Advisory Group) under the Representative Engagement Agreement. Such Representative Expenses may be recovered first, from the Representative Expense Fund, second, from any distribution of CVR Payment Amounts otherwise distributable to the Holders at the time of distribution, and third, directly from the Holders. The immunities and rights to indemnification shall survive the resignation or removal of the Representative or its duties (or any duties of any member of the Advisory Group) under the Representative Engagement Agreement or any termination of this Agreement or the Representative Engagement Agreement. The Holders acknowledge that the Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement or the transactions contemplated hereby or thereby. Furthermore, the Representative shall not be required to take any action unless the Representative has been provided with funds, security or indemnities which, in its reasonable determination, are sufficient to protect the Representative against the costs, expenses and liabilities which may be incurred by the Representative in performing such actions. The powers, immunities and rights to indemnification granted to the Representative Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Holder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Holder of the whole or any fraction of his, her or its interest in the CVR Proceeds. Following the designation of the Representative, the Parent shall promptly wire to the Representative $75,000, which shall be held by the Representative in a segregated client account and shall be used (A) for the purposes of paying directly or reimbursing the Representative for any Representative Expenses not otherwise reimbursed by the Parent that are incurred pursuant to this Agreement or the Representative Engagement Agreement, or (B) as otherwise determined by the Advisory Group (such fund, the “Representative Expense Fund”). The Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Representative Expense Fund other than as a result of its gross negligence, fraud, willful breach or willful or intentional misconduct. The Representative is not acting as a withholding agent or in any similar capacity in connection with the Representative Expense Fund and has no tax reporting or income distribution obligations with respect to the Representative Expense Fund. The Holders will not receive any interest on the Representative Expense Fund and assign to the Representative any such interest. Subject to the prior written approval of the Advisory Group, the Representative may instruct the Rights Agent to contribute funds to the Representative Expense Fund from the CVR Payment Amounts otherwise distributable to any Holders, on a pro rata basis. As soon as reasonably determined by the Representative that the Representative Expense Fund is no longer required to be withheld, the Representative shall distribute the remaining Representative Expense Fund, if any, to the Rights Agent for further distribution to the Holders in such proportions as though the amount of the remaining Representative Expense Fund constituted CVR Proceeds hereunder (provided, that, any amounts remaining from the amounts contributed to the Representative Expense Fund from the CVR Payment Amounts otherwise distributable to any Holders pursuant to the previous sentence shall first be distributed to such Holders in proportion to such Holders’ respective contributions).

Section 4.6 Payment of CVR Payment Amounts. The Parent shall, promptly and in any event within five (5) Business Days following receipt of a payment of CVR Proceeds, deposit with the Rights Agent, by wire transfer of immediately available funds, for payment to the Holders in accordance with Section 2.4, the aggregate amount necessary to pay the CVR Payment Amount to each Holder; provided, that the Parent shall aggregate multiple payments of CVR Proceeds until the earlier to occur of (i) the aggregate amount of such CVR Proceeds reaching $100,000, or (ii) one hundred twenty (120) days following the applicable CVR Payment Date and that such exception does not apply to the final payment of CVR Proceeds which shall occur no later than thirty (30) days following the applicable CVR Payment Date; provided, that the Parent shall provide the Representative with written notice within five (5) Business Days each time Gross Proceeds are received but held pending the aggregation threshold set forth in this proviso. Upon such instruction, the CVR Agent shall cause to be mailed to the address of each Holder last appearing on the CVR Register (i) a copy of the CVR Payment Notice, and (ii) a cheque in the name of such Holder representing the CVR Payment Amount payable to the holder in accordance with the calculations set out in the CVR Payment Notice. It is agreed that cheques will be drawn on a designated account maintained by the CVR Agent.

Section 4.7 Prohibited Actions. Unless approved by the Representative (not to be unreasonably withheld, conditioned or delayed), prior to the end of the CVR Term, the Parent shall not grant any lien, security interest, pledge or similar interest solely in respect of the Parent Legacy Business or any Net Proceeds separate and apart from any other assets of the Parent.

ARTICLE 5
AMENDMENTS

Section 5.1 Amendments Without Consent of Holders or Rights Agent.

(a) The Parent, at any time and from time to time, may (without the consent of any Person, other than the Rights Agent, with such consent not to be unreasonably withheld, conditioned or delayed) enter into one or more amendments to this Agreement for any of the following purposes:

(i) to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

(ii) to evidence the succession of another person to the Parent and the assumption of any such successor of the covenants of the Parent;

(iii) to add to the covenants of the Parent such further covenants, restrictions, conditions or provisions as the Parent and the Rights Agent will consider to be for the protection and benefit of the Holders; provided that in each case, such provisions do not adversely affect the interests of the Holders;

(iv) to cure any ambiguity, to correct or supplement any provision in this Agreement that may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(v) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder, or any applicable state securities or “blue sky” laws;

(vi) as may be necessary or appropriate to ensure that the Parent is not required to produce a prospectus or an admission document in order to comply with applicable Law;

(vii) to cancel the CVRs (i) in the event that any Holder has abandoned its rights in accordance with Section 2.6, (ii) in order to give effect to the provisions of Section 2.7 or (iii) following a transfer of such CVRs to the Parent or its Affiliates in accordance with Section 2.2 or Section 2.3;

(viii) as may be necessary or appropriate to ensure that the Parent complies with applicable Law; or

(ix) to effect any other amendment to this Agreement for the purpose of adding, eliminating or changing any provisions of this Agreement, provided that, in each case, such additions, eliminations or changes do not adversely affect the interests of the Holders.

(b) Promptly after the execution by the Parent of any amendment pursuant to this Section 5.1, the Parent will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 6.2.

Section 5.2 Amendments with Consent of Holders.

(a) In addition to any amendments to this Agreement that may be made by the Parent without the consent of any Holder pursuant to Section 5.1, with the consent of the Representative (whether evidenced in a writing or taken at a meeting of the Holders), the Parent and the Rights Agent may enter into one or more amendments to this Agreement for the purpose of adding, eliminating or amending any provisions of this Agreement, even if such addition, elimination or amendment is adverse to the interests of the Holders.

(b) Promptly after the execution by the Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, the Parent will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 6.2.

Section 5.3 Effect of Amendments.

Upon the execution of any amendment under this Article 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Upon the delivery of a certificate from an appropriate officer of the Parent which states that the proposed supplement or amendment is in compliance with the terms of this Section 5, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Rights Agent shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent.

ARTICLE 6
MISCELLANEOUS

Section 6.1 Notices to Rights Agent and to the Parent. All notices, requests and other communications (each, a “Notice”) to any party hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery in person, by FedEx or other internationally recognized overnight courier service or (c) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 6:00 p.m. (New York City time), otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to the Rights Agent, to:

[__]
[__]
[__]
[__]

if to the Parent, to:

InMed Pharmaceuticals, Inc.

[__]

[__]

Attention: [__]

Email: [__]

with a copy, which shall not constitute notice, to:

Gibson, Dunn & Crutcher LLP

One Embarcadero Center, Suite 2600

San Francisco, CA 94111

Attention: Ryan Murr, Branden Berns, Evan Shepherd

Email: rmurr@gibsondunn.com, bberns@gibsondunn.com, eshepherd@gibsondunn.com or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.

Section 6.2 Notice to Holders. All Notices required to be given to the Holders will be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder at such Holder’s address as set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the sending of such Notice, if any, and will be deemed given on the date of mailing. In any case where notice to the Holders is given by mail, neither the failure to mail such Notice, nor any defect in any Notice so mailed, to any particular Holder will affect the sufficiency of such Notice with respect to other Holders.

Section 6.3 Entire Agreement. As between the Parent and the Rights Agent, this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, notwithstanding the reference to any other agreement herein, and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.

Section 6.4 Merger or Consolidation or Change of Name of Rights Agent. Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 3.3. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 6.4.

Section 6.5 Successors and Assigns. This Agreement will be binding upon, and will be enforceable by and inure solely to the benefit of, the Holders, the Parent and the Rights Agent and their respective successors and assigns. Except for assignments pursuant to Section 6.4, the Rights Agent may not assign this Agreement without the prior written consent of each of the Parent and the Representative. Subject to Section 5.1(a)(ii) and Article 6 hereof, the Parent may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more of its controlled Affiliates or, with the prior written consent of the Acting Holders, to any other Person (each, an “Assignee”); provided, that in connection with any assignment to an Assignee, the Parent shall agree to remain liable for the performance by the Parent of its obligations hereunder (to the extent Parent exists following such assignment) and the Assignee agrees to assume and be bound by all of the terms of this Agreement. The Parent or an Assignee may not otherwise assign this Agreement without the prior consent of the Representative (such consent not to be unreasonably withheld, conditioned or delayed). Any attempted assignment of this Agreement in violation of this Section 6.5 will be void ab initio and of no effect.

Section 6.6 Benefits of Agreement; Action by Representative. Nothing in this Agreement, express or implied, will give to any Person (other than the Parent, the Rights Agent, the Holders and their respective permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Parent, the Rights Agent, the Holders and their permitted successors and assigns. The Holders will have no rights hereunder except as are expressly set forth herein. Except for the rights of the Rights Agent set forth herein, the Representative (at the instruction of the Acting Holders) will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights.

Section 6.7 Governing Law. This Agreement and the CVRs will be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflicts of law rules of such state.

Section 6.8 Jurisdiction. In any action or proceeding between any of the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties hereto: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 6.8; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; and (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 6.1 or Section 6.2 of this Agreement.

Section 6.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.9.

Section 6.10 Severability Clause. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, is for any reason determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by applicable Law. Upon such a determination, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible; provided, however, that if an excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written Notice to the Parent and the Representative.

Section 6.11 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original. This Agreement will become effective when each party hereto will have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement will have no effect and no party will have any right or obligation hereunder (whether by virtue of any oral or written agreement or any other communication).

Section 6.12 Termination. This Agreement will automatically terminate and be of no further force or effect and, except as provided in Section 3.2, the parties hereto will have no further liability hereunder, and the CVRs will expire without any consideration or compensation therefor, upon the earliest to occur of (the date of such occurrence being the “Termination Date”) (a) the payment of the aggregate amounts required to be paid to Holders under the terms of this Agreement; (b) no payment under the CVRs is required to be paid under the terms of this Agreement; and (c) the delivery of a written notice of termination duly executed by the Parent, the Representative and the Acting Holders to the CVR Agent. The termination of this Agreement will not affect or limit the right of Holders to receive the CVR Proceeds under Section 2.4 to the extent earned and received within the time frames set forth herein and prior to the termination of this Agreement, and the provisions applicable thereto will survive the expiration or termination of this Agreement until such payment of CVR Proceeds have been made, if applicable.

Section 6.13 Funds. All funds received by Rights Agent under this Agreement that are to be distributed or applied by Rights Agent in the performance of services hereunder (the “Funds”) shall be held by the Rights Agent, as agent for the Parent, and deposited in one or more bank accounts to be maintained by the Rights Agent in its name as agent for the Parent. Until paid pursuant to the terms of this Agreement, the Rights Agent shall hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall, in the absence of bad faith, gross negligence, fraud or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) on its part, have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Rights Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. The Rights Agent may from time to time receive interest, dividends or other earnings in connection with such deposits.

Section 6.14 Further Assurance by Parent. The Parent agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may reasonably be required or requested by the Rights Agent or the Representative for the carrying out or performing by the Rights Agent or the Representative of the provisions of this Agreement.

Section 6.15 Enforcement. The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, without proof of actual damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity (including monetary damages). Any actions seeking enforcement of the rights of Holders hereunder may be brought solely by the CVR Agent, acting at the instruction of the Acting Holders.

Section 6.16 Construction.

(a) For purposes of this Agreement, whenever the context requires: singular terms will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(b) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(c) The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

(d) Unless stated otherwise, “Article” and “Section” followed by a number or letter mean and refer to the specified Article or Section of this Agreement. The term “Agreement” and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it.

(e) A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day.

(f) Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, United States, unless otherwise specified. The parties hereto and the Parent have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

(g) All references herein to “$” are to United States Dollars.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day and year first above written.

INMED PHARMACEUTICALS, Inc.

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

[REPRESENTATIVE]

By:
Name:
Title: